Exhibit 99.1

NewAge, Inc. Appoints Michele Crocker to its Board of Directors

SALT LAKE CITY, March 3, 2022 – NewAge, Inc. (Nasdaq: NBEV), a direct selling company with a primary focus on healthy products, today announced the appointment of Michele Crocker to its Board of Directors.

“I am delighted to welcome Michele to our Board of Directors,” said Ed Brennan, Chairman of NewAge’s Board. “Her strong background in the direct selling industry and her expertise in implementing programs that significantly improve recruitment, retailing and retention, will complement our existing Board and provide important insights into developing our most valuable asset – our Brand Partners.”

Ms. Crocker is Chief Operating Officer at CIENCE, a data company offering B2B lead generation services and software to scale fast-growth sales organizations. Previously, she served from 2015 to 2021 as a Principal for Cardiff Martech, a customer call center consultancy, in a role she assumed in 2015 and where she led the charge to improve engagement and productivity, increase employee and customer retention, and reduce operating expenses for her direct selling clientele. Prior to, Ms. Crocker was Principal at Castleford Call Center Consulting. From 1998 to 2011, she was with Herbalife (NYSE: HLF) in domestic and global leadership roles managing customer experiences and call centers. Ms. Crocker earned a postgraduate diploma in management studies (DMS) from Thames Valley University London and an undergraduate degree (HND/DNC) from Langley College in England.

About NewAge, Inc.

NewAge is a purpose-driven company dedicated to inspiring the planet to Live Healthy™. NewAge commercializes a portfolio of healthy products worldwide primarily through a direct selling route to market distribution system across more than 50 countries. The company competes in three major category platforms including health and wellness, inner and outer beauty, and nutritional performance and weight management — through a network of exclusive independent Brand Partners, empowered with the leading social selling tools and technology available worldwide. More information on the Company can be found at NewAgeGroup.com.

Contact:

Investors

NewAge, Inc.

Lisa Mueller

VP, Investor Relations

ir@newage.com